Exhibit 99.1

ACME UNITED CORPORATION			NEWS RELEASE
CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE July 22, 2015

ACME UNITED REPORTS SECOND QUARTER SALES AND EARNINGS

New Camillus® Knives, First Aid Only® and Westcott® Initiatives Planned for 2H 2015

FAIRFIELD, CONN. – July 22, 2015 – Acme United Corporation (NYSE MKT:ACU) today announced that net sales for the second quarter ended June 30, 2015 were $34.0 million, compared to $33.4 million in the comparable period of 2014, an increase of 2%, or 4% in constant currency. Net sales for the six months ended June 30, 2015 were $56.8 million, compared to $52.5 million in the same period in 2014, an increase of 8%, or 10% in constant currency.

Net income for the quarter ended June 30, 2015 was $2.7 million, or $0.74 per diluted share, compared to $2.5 million, or $0.72 per diluted share, for the 2014 period, an increase in net income of 6%. Net income for the six months ended June 30, 2015 was $3.1 million, or $0.85 per diluted share, compared to $2.9 million, or $0.83 per diluted share, in last year’s period, an 8% increase in net income.

Chairman and CEO Walter C. Johnsen said, “We set new sales and earnings records for the quarter despite being impacted by store closures at large office supply retail chains. Our diversification into the hardware, industrial, safety, and sporting goods channels has broadened our customer base, thereby offsetting the softness of the office market. We have a number of new first aid, hunting, and office product initiatives underway for the coming quarters, which are intended to increase sales and earnings. These programs reflect our emphasis on penetrating additional markets, offering innovative products, and bringing greater value to our customers.”

In the U.S. segment, net sales for the quarter ended June 30, 2015 increased 6% compared to the same period in 2014 due to increased sales of first aid products, Camillus knives, and Cuda fishing tools. Year over year, net sales for the first six months of 2015 grew 13% due to increased sales of first aid products and Westcott scissors.

Net sales in Canada for the three months ended June 30, 2015 decreased 23% in U.S. dollars and 13% in local currency compared to the prior-year period. Year over year, net sales for the six months ended June 30, 2015 decreased 22% in U.S. dollars and 11% in local currency. These decreases were primarily due to a large retail chain exiting the Canadian market and weak economic conditions.

Net sales in Europe for the three months ended June 30, 2015 decreased 19% in U.S. dollars but were constant in local currency compared to the 2014 period. Net sales for the first half of 2015 decreased 13% in U.S. dollars but rose 6% in local currency.

Gross margins were 36.9% in the second quarter of 2015 compared to 35.1% in the 2014 period. Gross margins were 36.9% for the six months ended June 30, 2015 compared to 35.4% for last year’s period. The gross margin improvement for both periods was primarily due to a favorable product mix.

The Company’s bank debt less cash on June 30, 2015 was $28.2 million compared to $28.9 million on June 30, 2014.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include Westcott®, Clauss®, Camillus®, Cuda®, PhysiciansCare®, First Aid Only® and Pac-Kit®. For more information, visit www.acmeunited.com

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition and technological changes on the Company; (v) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vi) currency fluctuations; and (vii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2015
(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2015	June 30, 2014

Net sales	$33,954	$33,396
Cost of goods sold	21,419	21,875
Gross profit	12,535	11,521
Selling, general, and administrative expenses	8,660	7,983
Income from operations	3,875	3,538
Interest expense	142	108
Interest income	(2)	(2)
Net interest expense	141	106
Other (income) expense, net	(18)	(204)
Total other (income) expense, net	123	(98)
Pre-tax income	3,752	3,636
Income tax expense	1,044	1,093
Net income	$2,708	$2,543

Shares outstanding - Basic	3,300	3,210
Shares outstanding - Diluted	3,682	3,539

Earnings per share basic	$0.82	$0.79
Earnings per share diluted	0.74	0.72

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
SECOND QUARTER REPORT 2015 (cont.)
(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2015	June 30, 2014

Net sales	$56,791	$52,548
Cost of goods sold	35,821	34,150
Gross profit	20,970	18,398
Selling, general, and administrative expenses	16,269	14,235
Income from operations	4,702	4,163
Interest expense	274	197
Interest income	(3)	(9)
Net interest expense	270	188
Other (income) expense, net	60	(184)
Total other (income) expense, net	329	4
Pre-tax income	4,373	4,159
Income tax expense	1,229	1,248
Net income	$3,144	$2,911

Shares outstanding - Basic	3,315	3,206
Shares outstanding - Diluted	3,705	3,487

Earnings per share basic	$0.95	$0.91
Earnings per share diluted	0.85	0.83

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
SECOND QUARTER REPORT 2015
(Unaudited)

Amounts in 000's	June 30, 2015	June 30, 2014

Assets:
Current assets:
Cash	$1,941	$2,426
Accounts receivable, net	27,123	30,795
Inventories	36,217	30,885
Prepaid and other current assets	2,425	1,969
Total current assets	67,706	66,075

Property and equipment, net	7,195	6,577
Intangible assets, less amortization	12,174	12,876
Goodwill	1,375	1,375
Other assets	971	1,084
Total assets	$89,421	$87,987

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$9,332	$10,919
Other current liabilities	7,039	7,466
Total current liabilities	16,371	18,385
Bank debt	30,179	31,325
Other non current liabilities	336	439
	46,886	50,150
Total stockholders' equity	42,535	37,838
Total liabilities and stockholders' equity	$89,421	$87,987

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